UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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FIRST STATE BANCORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2006

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION:

The annual meeting of shareholders of First State Bancorporation, a New Mexico corporation (“Company”), will be held on Friday, June 2, 2006, at 9:00 a.m. Mountain Daylight Time at the Courtyard by Marriott, Journal Center, 5151 Journal Center Boulevard NE, Albuquerque, New Mexico, for the following purposes:

1.	To elect four directors to hold office for a term ending at the 2009 annual meeting and one director to hold office for a term ending at the 2008 annual meeting or until their successors are duly elected and qualified.

2.	To approve an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of the common stock issuable by the Company from 20,000,000 shares to 50,000,000 shares.

3.	To approve an amendment to the First State Bancorporation 2003 Equity Incentive Plan to increase the number of shares available for grant from 1,500,000 shares to 2,000,000.

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2006.

5.	To transact any other business which may properly come before the meeting or any adjournment.

All shareholders of record on the Company’s transfer books as of the close of business on April 25, 2006, are entitled to vote at the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Company shareholder at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the annual meeting, during normal business hours for a period of ten days prior to the annual meeting. Please read the attached proxy statement carefully. PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AUTHORIZING REPRESENTATIVES OF THE COMPANY’S MANAGEMENT TO VOTE ON YOUR BEHALF AT THE MEETING.

By the order of the Board of Directors
FIRST STATE BANCORPORATION

Michael R. Stanford
President and Chief Executive Officer

PROXY STATEMENT

FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

April 29, 2006

INTRODUCTION

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of First State Bancorporation (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held on June 2, 2006, at 9:00 a.m. Mountain Daylight Time in the Courtyard by Marriott, Journal Center, 5151 Journal Center Boulevard NE, Albuquerque, New Mexico, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to shareholders beginning on or about April 29, 2006.

The Board of Directors has fixed the close of business on April 25, 2006, as the record date for determining shareholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on April 7, 2006, the most recent date prior to the printing of this proxy statement for which information is available, there were 17,604,634 shares of the Company’s Common Stock (the “Common Stock”) outstanding and entitled to vote at the Meeting. Holders of shares of Common Stock may cast one vote for each share on each matter of business properly brought before the Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting. Shareholders are not allowed to cumulate votes in the election of directors.

To be effective, properly signed and dated proxies must be returned prior to the Meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in favor of (i) the nominees for directors proposed by the Board of Directors, (ii) approval of an amendment to the Company’s Restated and Amended Articles of Incorporation to increase the number of authorized shares of the Common Stock, no par value per share (the “Common Stock”), issuable by the Company from 20,000,000 to 50,000,000, (iii) for amendment to the First State Bancorporation 2003 Equity Incentive Plan (“2003 Plan”) to increase the number of shares subject to the Plan, (iv) for ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2006, and (v) in the discretion of the named proxies on any other matters that may properly come before the meeting. The Board of Directors of the Company is not aware of any other business to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The Company must have a quorum to conduct business at the Meeting. In order to have a quorum, a majority of the shares of Common Stock entitled to vote, either in person or by proxy, must be present at the Meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker non-votes will also be counted for quorum purposes.

Assuming a quorum has been reached, the affirmative vote of the plurality of the shares represented in person or by proxy and entitled to vote is necessary to elect directors. “Withhold” votes will have no effect on the election of directors. Abstentions will not affect the ratification of the appointment of the independent registered public accounting firm. A majority of votes cast must be “for” the amendment to the 2003 Plan. Abstentions and broker non-votes will have no outcome on the impact of the vote on the 2003 Plan. An affirmative vote of a majority of all shares entitled to vote is necessary to amend the Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares from 20,000,000 to 50,000,000.

REVOCABILITY OF PROXY

Any shareholder giving a proxy may revoke it at any time prior to the Meeting either by submitting a later-dated proxy or by providing notice of revocation to the Secretary of the Company at the address above. Shareholders with proper documentation may vote all their eligible shares if they are personally present at the Meeting. When a shareholder votes at the Meeting, his or her vote will revoke any proxy previously granted by the shareholder.

EXPENSE AND MANNER OF SOLICITATION

In addition to solicitation by mail, proxies may be solicited by appropriate means, including in person, by telephone, by internet, or telegram, by directors, officers, and employees of the Company and its wholly owned subsidiary First Community Bank. They will not receive compensation for their soliciting activities. The Company has also engaged Morrow & Company, Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies at a fee of approximately $6,000 plus out-of-pocket expenses. In addition, arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries that are record holders of the Common Stock to forward proxy-soliciting material to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

All of the shares of Common Stock represented by valid proxies received from shareholders will be voted for the nominees for directors named below, unless authority to do so is withheld. Each nominee for director has consented to his nomination and to serve if elected. If any nominee is unable to serve, the proxies will be voted to elect any other person as director whom the Board of Directors recommends in the place of that nominee.

Nominees for Election at 2006 Annual Meeting

Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. The current authorized number of Directors of the Company is ten. Proxy holders will vote for the five nominees listed below.

Name	Age	Position with Company
Michael R. Stanford	53	President, Chief Executive Officer, and Director

Nedra Matteucci	56	Director

Lowell A. Hare	55	Director

A. J. (Jim) Wells	66	Director

Daniel H. Lopez, Ph.D.	60	Director

Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Community Bank since 1992. Mr. Stanford’s entire career has been in the banking industry. Prior to joining First Community Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. In addition to his other duties, Mr. Stanford is a member of the Executive Committee. Mr. Stanford serves on the board of directors of the Denver Branch of the Federal Reserve Bank of Kansas City, serves on the New Mexico State Investment Council, is the immediate past Chairman of the United Way of Central New Mexico, and is involved in a variety of leadership positions in civic organizations.

Nedra Matteucci, a Director of the Company since October 2003, is President of Matteucci Galleries, Inc., which does business as Nedra Matteucci Galleries and Morningstar Gallery in Santa Fe, New Mexico. Nedra Matteucci Galleries is one of the largest galleries in the United States dealing in 19th and 20th Century American art. Morningstar Gallery specializes in museum quality Native American art. Ms. Matteucci is owner of Nedra Matteucci Fine Art located in Santa Fe, New Mexico specializing in contemporary Southwestern art. She serves on the Company’s Compensation Committee and Nominating Committee. She has served on First Community Bank’s Santa Fe Advisory Board since 1998 and was a member of the Board of Directors of the Bank of America, New Mexico from 1991 to 1996. She is active in civic affairs on a local and national level and has been an officer and director of numerous non-profit community organizations.

Lowell A. Hare, a Director of the Company since December 2002, is Vice President and Chief Financial Officer and a Director of Journal Enterprises, Inc. of Albuquerque, New Mexico, a publishing and real estate development company. He is also managing general partner of H&L Investment Company of Greenwood Village, Colorado, a real estate and general investment company. Mr. Hare is a Certified Public Accountant and a member of Financial Executives International. He is a member of the Audit Committee and the Nominating Committee. Mr. Hare previously was Executive Vice President and Chief Financial Officer and a Director of Energy Management Company and a Senior Tax Manager with Arthur Andersen, LLP in their Denver and Salt Lake City offices. Mr. Hare is active on a number of community boards and commissions. See “Certain Business Relationships – Proposed Branch Location Acquired In Acquisition.”

A.J. (Jim) Wells, a Director of the Company since August 2002, has recently retired as President and Chairman of two boards governing Telluride Mountain Village roads, utilities, common areas, conference center, and gondola operations. He has also recently retired as a consultant to the Telluride Ski & Golf Resort. Mr. Wells is Chairman of the Audit Committee and a member of the Executive Committee. Mr. Wells previously served as a Town Councilman in Avon, Colorado, and President of Telluride Ski & Golf Company. Mr. Wells is an inactive certified public accountant and currently involved in real estate investments.

Daniel H. Lopez, Ph.D., a Director of the Company since July 2005, has served as President of New Mexico Institute of Mining and Technology since 1993. Prior to assuming the presidency of New Mexico Tech, Dr. Lopez was responsible for institutional development at New Mexico Tech and has held administrative and finance functions in state government. He also serves as President of the Council of New Mexico University Presidents, an association of New Mexico four-year college presidents. He is a member of the Compensation Committee. He is the recipient of many awards for service and is active in business development and community affairs throughout the state. Dr. Lopez was appointed to serve as a director until 2008, subject to his election by shareholders at the 2006 Annual Meeting of shareholders because he filled a position resulting from an increase in the number of directors.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS

Current Directors Serving until the 2007 Annual Meeting

Name	Age	Position with Company
H. Patrick Dee	51	Executive Vice President, Chief Operating Officer, Treasurer, and Director

Leonard J. DeLayo, Jr.	57	Chairman of the Board

Bradford M. Johnson	55	Director

H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer, and Treasurer of the Company, and President and Chief Operating Officer of First Community Bank, a position he has held since May 2001. Mr. Dee serves on the Executive Committee. From December 1991 to May 2001, Mr. Dee was Executive Vice President of First Community Bank. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest, LP in 1988, with National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, LP.

Leonard J. DeLayo, Jr., a Director of the Company since November 1993, was elected Chairman of the Board in July of 2000. In addition to his other duties, Mr. DeLayo is Chairman of the Executive Committee. Mr. DeLayo has previously served as a member of the Company’s Audit and Compensation Committees. Mr. DeLayo served as a director of First Community Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974. He is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and First Community Bank as retained counsel. Mr. DeLayo was elected to the Albuquerque Public Schools Board of Education in 1987, has served five terms as President, and currently serves on The Board of Education as a member. See “Certain Business Relationships – Legal Services.”

Bradford M. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. Mr. Johnson serves on the Audit Committee and Executive Committee and is Presiding Director for meetings of the Company’s independent directors. Mr. Johnson is a member of the New York Society of Security Analysts.

Current Directors Serving until 2008 Annual Meeting

Name	Age	Position with Company
Douglas M. Smith, M.D.	72	Director

Herman N. Wisenteiner	75	Director

Douglas M. Smith, M.D., a Director of the Company since November 1993, is a Board Certified radiologist and the owner/general partner of The Historic Taos Inn, Taos, New Mexico. Dr. Smith is Chairman of the Nominating Committee. Dr. Smith is the co-founder and former President of Palm Beach Imaging, Inc., West Palm Beach, Florida, and a former member of the Board of Directors of the PIE Medical Insurance Co., a physician-owned medical malpractice insurance company headquartered in Cleveland, Ohio. Dr. Smith received an MBA from Case Western Reserve University in 1982.

Herman N. Wisenteiner, a Director of the Company since November 1993, is President and Chief Executive Officer of Horn Distributing Company, a real estate holding company that he founded in 1971 in Santa Fe, New Mexico. Mr. Wisenteiner is Chairman of the Compensation Committee. In addition to his many civic activities in northern New Mexico, Mr. Wisenteiner was also Chairman and Chief Executive Officer of CLX Exploration Inc., a publicly traded oil and natural gas exploration and production company headquartered in Denver, Colorado from 1984 to 1993. He served as a Director of First Interstate Bank, Santa Fe, New Mexico from 1980 to 1993. See “Certain Business Relationships – Santa Fe Branch Location.”

There are no family relationships among any of the directors, officers, or key employees of the Company.

PROPOSAL 2

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

This proposal is to approve an Amendment to the Restated Articles of Incorporation to increase the number of authorized shares of the Common Stock from 20,000,000 to 50,000,000. As of April 7, 2006, the Company had 19,329,133 shares of the Common Stock issued and outstanding and reserved for issuance pursuant to the First State Bancorporation 2003 Equity Inventive Plan, the Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan, the Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan, the Dividend Reinvestment Plan, and the Savings Plan.

The increase will permit the Company to issue additional Common Stock if the Board of Directors determines that the issuance is in the best interest of the Company. Adoption of the amendment will eliminate the delay and expense involved in calling a special meeting of stockholders to authorize the additional shares at the time such issuance may become necessary or advisable. Although the Board of Directors has no current plans to issue any additional Common Stock (other than as permitted by the items referred to in this proposal), future growth of the Company may require additional issuances of the Common Stock for financing additional growth, possible acquisitions, and other corporate purposes. Like the existing authorized but unissued shares of Common Stock, the additional Common Stock, which would be authorized by this Amendment, would be available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of the NASD or any stock exchange on which the Common Stock may be listed. The Company’s shareholders do not have any preemptive rights with respect to the issuance of any additional shares of the Common Stock. The amendment will not change the number of authorized shares of preferred stock. The full text of the Amendment to the Company’s Articles of Incorporation is set forth as follows:

ARTICLE FOUR

Section 4.1 Authorized Shares. The total number of shares that the corporation shall have authority to issue is fifty one million (51,000,000) shares, of which fifty million (50,000,000) shall be common stock, no par value, and one million (1,000,000) shares shall be preferred shares as determined pursuant to Section 4.3 hereof.

The availability of additional shares of common stock for issue also could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. However, the proposal to increase the authorized common stock is not made in response to any effort of which the Company is aware to accumulate its stock or obtain control of the Company nor does the Company have an intent to use the additional shares of common stock as an anti-takeover measure.

The Company has a Board of Directors with staggered terms, a provision in the Articles of Incorporation requiring that 66.6% of the voting securities approve a reorganization with a 10% or more shareholder and a shareholder protection rights agreement (the “Rights Agreement”). The Company’s Rights Agreement is intended to protect the stockholders of the Company from abusive or unfair takeover practices. The Rights Agreement permits, upon the occurrence of certain hostile acquisition events, all holders of common stock, other than the hostile acquiror, to purchase common stock or, in certain cases, the common stock of the hostile acquiror, at 50% of the then current market price, thus causing substantial dilution of the hostile acquiror’s holdings. The rights become exercisable only if a person or a group accumulates ten percent or more of the Company’s common shares. The Company would be entitled to redeem the rights for $0.0033 per right until the tenth day following a public announcement of an acquisition of 10% of its common shares. The rights expire on October 25, 2006. The Company’s Board of Directors does not intend to extend the Rights Agreement past its expiration date.

Summary descriptions of the Articles of Incorporation and the Rights Agreement above are qualified entirely by reference to the Articles of Incorporation and the Rights Agreement which have been filed with the Securities and Exchange Commission.

In connection with consideration of this proposed Amendment, reference is also made to the Company’s consolidated financial statements, the Company’s quarterly operating results, and Management’s Discussion and Analysis appearing in the 2005 Annual Report to the Company.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE 2003 EQUITY INCENTIVE PLAN BY AMENDMENT

The Board of Directors is proposing the shareholders of the Company adopt amendments to the First State Bancorporation 2003 Equity Incentive Plan (“2003 Plan”) to increase the number of shares available for grant from 1,500,000 shares to 2,000,000 shares under the 2003 Plan.

Effective with shareholder approval on June 6, 2003, the Company adopted the 2003 Plan which provides for the granting of stock options, restricted stock, stock appreciation rights, and other equity compensation awards that are valued by reference to Company Common Stock, including phantom stock, restricted stock units, and performance units. Under the 2003 Plan, 1,500,000 shares of Company Common Stock may be issued; however, no more than 200,000 shares may be granted as restricted stock. Upon adoption of the 2003 Plan, the First State Bancorporation 1993 Stock Option Plan was terminated. Shares reserved for grant under the 1993 Plan, but ungranted, were included in the total number of shares available for grant under the 2003 Plan.

The 2003 Plan is administered by the Compensation Committee of the Board of Directors (“Committee”) and their actions are subject to ratification by the Board of Directors. Subject to the terms of the 2003 Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed ten years).

The 2003 Plan authorizes the Committee to grant stock options (which may be incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”)), restricted stock, stock appreciation rights (“SARs”), and other awards that are valued by reference to Company stock, including phantom stock, restricted stock units, and performance units. ISOs are options that meet the requirements of Section 422 of the Internal Revenue Code (“the Code”), and NSOs are options that do not meet the requirements of Sections 422.

Stock Options: The Committee may grant stock options to eligible participants, subject to the terms of the 2003 Plan and the Code. The Committee may not grant ISOs to an individual to the extent that the fair market value of the underlying stock exceeds $100,000. To the extent that the grant value exceeds $100,000, the excess grant is deemed to be an NSO. The Committee determines the option price of each share of stock under the option agreement; however, the option price for ISOs cannot be less than 100% of fair market value of the underlying shares on the date of the grant (110% for certain individuals), and the option price for NSOs cannot be less than 85% of the fair market value of the underlying shares on the date of grant. Each option’s duration shall be the shorter of the term set in the option agreement or ten (10) years. Unless otherwise stated in the option agreement, options shall vest at the rate of 20% per year over a five (5) year period from the date of grant. There are additional limitations on the grant of incentive stock options to persons holding more than 10% of the Company’s stock.

Under the 2003 Plan, participants may not transfer options except to the participant’s immediate family (children, grandchildren, or spouse) or trust or other entities established for the benefit of the participant’s immediate family; or the trust underlying a nonqualified deferred compensation plan established and maintained by the Company, to the extent specifically permitted in the trust agreement. A transfer of an ISO results in the conversion of the option to a NSO.

Upon the participant’s termination of employment for cause, all rights to the options cease. On termination for reasons other than cause, the participant’s right to exercise the options ceases after three (3) months. Upon termination by death or disability, the period for exercise is one (1) year.

The 2003 Plan prohibits “repricing” of all forms of awards, i.e. the reduction of the exercise price of previously granted stock options.

Stock Appreciation Rights: The Committee may grant SARs to eligible persons giving the right to the participant to receive a cash award at some specific time in the future in an amount equal to the appreciation in value of the Company’s shares. In the 2003 Plan the SARs may be granted in connection with related options, whether ISOs or NSOs (e.g., a “tandem SAR”) or as a stand-alone grant. For tandem SARs, each SAR is exercisable to the extent the related option is exercisable (e.g., according to the option’s vesting schedule) and may be subject to additional restrictions (e.g., the SAR is only exercisable in place of the related option in the event of a change in control). Upon exercise of a SAR, the participant will receive in cash an amount equal to the fair market value of the shares on the date of exercise of the SAR over the exercise price of the related option.

Restricted Stock: The Committee may grant restricted stock to eligible persons, subject to the terms of the 2003 Plan. The right to receive restricted stock shall be set forth in the agreement and shall require the participant to pay the price of the restricted stock, if any, set by the Plan Administrator, which may be less than the fair market value of the stock, and any liability of the Company for federal, state, or local income taxes. Unless otherwise stated in the award agreement, restrictions on the stock shall lapse at the rate of 20% per year over a five (5) year period from the date of grant.

Under the 2003 Plan, restricted stock is not transferable except by will or the laws of descent and distribution. However, participants may transfer restricted stock to the participant’s immediate family (children, grandchildren, or spouse) or trust or other entities established for the benefit of the participant’s immediate family; or to the trust underlying a nonqualified deferred compensation plan established and maintained by the Company, to the extent permitted in the trust agreement.

In the event that a participant terminates continuous service with the Company for any reason, including disability, any unvested restricted stock held by the participant as of the date of termination of continuous service shall be forfeited to the Company.

Other Awards: The Committee may determine that certain eligible persons should receive a grant of other awards that are valued in whole or in part by reference to, or are otherwise based upon, stock, including without limitation dividend equivalents, stand alone stock appreciation rights, phantom stock (including restricted stock units) and performance units. Such awards may be issued alone or in conjunction with other awards under the Plan. The Committee also may permit (consistent with Code Section 451) a participant to convert the form of award currently held by the participant prior to the time such participant would become vested in such award to another form of award (e.g., from a restricted stock award to an award of restricted stock units). However, the conversion of an award is within the committee’s sole discretion and no participant may demand a conversion.

Other Provisions

Change in Control: Unless otherwise provided in the award agreement, vesting of awards are accelerated upon a change in control.

Individual Limit: No participant is eligible to be granted awards covering more than 20% of the shares of stock then available under the 2003 Plan during any calendar year.

Adjustment for Change in Shares: If changes in outstanding shares of stock occur by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, or exchange of stock, the Committee will make appropriate adjustment to the shares available under the Plan, shares of stock subject to award and the price of the option, restricted stock, or other award so as to prevent dilution or enlargement of a participant’s rights.

Termination or Suspension of Plan: The board of directors may suspend or terminate the 2003 Plan at any time. The termination will not affect awards made prior to termination.

Description of Federal Tax Consequences

Under the Code, there is no taxable income to an employee participant when an ISO is granted or when it is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be an item of tax preference and, accordingly, must be taken into account in determining whether an employee participant is subject to the alternative minimum tax for the year of exercise. If the participant does not dispose of the shares within the later of two years from the date of option grant or one year from the date of exercise, any gain realized upon the disposition will be taxable as capital gain. However, if the employee does not satisfy the applicable holding periods, the excess of the fair market value of the shares on the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are sold. Upon the exercise of an NSO, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for the shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts taxable to an optionee as ordinary income. There is no taxable income to a participant who is granted a SAR until the participant exercises the SAR, at which time the participant recognizes gain as ordinary income and the Company has a corresponding deduction. There is no taxable income to a participant who receives a grant of restricted stock until the restriction lapses, at which time the participant recognizes ordinary income and the Company receives a corresponding deduction; however, a participant may choose to recognize income from a restricted stock grant earlier by making an election under Code section 83(b) within 30 days of the grant to include into income at that time the difference between the fair market value of the stock and the price (if any) paid for the stock at the time the grant is made. If the participant makes this “83(b) election,” any subsequent gain or loss will be treated as capital gain or loss to the participant.

Section 409A, a section added to the Code in 2004, covers the tax treatment of certain types of deferred compensation. Failure to comply with the requirements of Section 409A results in recognition in current income of amounts deferred, along with interest and a significant tax penalty. Certain types of equity-based compensation are exempt from Section 409A. The Company intends to operate the 2003 Plan so that all grants under the 2003 Plan are either exempt from Section 409A or comply with the requirements of Section 409A.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information regarding compensation plans under which shares of Common Stock may be issued upon the exercise of option, warrants and rights under the First State Bancorporation 1993 Stock Option Plan and the 2003 Equity Incentive Plan as of December 31, 2005:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,347,700	$14.58	343,624
Equity compensation plans not approved by security holders	—	—	—

Total	1,347,700	$14.58	343,624

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE 2003 PLAN.

PROPOSAL 4

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been the Company’s independent registered public accounting firm since 1988 and has been approved by the Audit Committee and the Board of Directors to continue in that capacity in 2006.

The following table presents fees paid in 2005 and 2004 for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and for other services.

	2005	2004
Audit fees (1)	$436,000	$317,000
Audit related fees (2)	11,000	72,000

Audit and audit related fees	$447,000	$389,000
Tax fees (3)	—	40,000
All other fees (4)	—	4,000

Total fees	$447,000	$433,000

(1)	Audit services consisted principally of the audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, and quarterly reviews.

(2)	Audit related services consisted principally of the audit of the financial statements of the Company’s employee benefit plan in 2005 and 2004 and documentation assistance related to the Sarbanes-Oxley Act in 2004.

(3)	Tax services in 2004 consisted of tax consultations and tax compliance services.

(4)	All other services consisted primarily of service related to an umbrella benefit plan in 2004.

A proposal to ratify the appointment of KPMG LLP will be presented to the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

The Board of Directors held eight meetings during the year ended December 31, 2005. Each incumbent director attended 80% or more of the meetings of the Board of Directors and committees on which the director served.

The Board of Directors has the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Executive Committee members are Michael R. Stanford, Bradford M. Johnson, A. J. Wells, H. Patrick Dee, and Leonard J. DeLayo, Jr. (Chairman). The Executive Committee met once during 2005. The Executive Committee meets periodically to consider issues in advance of the meetings of the entire Board of Directors, makes recommendations to the Board of Directors concerning such issues and may, under New Mexico law, act on certain issues for the Board. It has been the practice of the Executive Committee to only act with the expectation that any Executive Committee action will be ratified by the Board. All actions of the Executive Committee have been ratified by the Board.

The Audit Committee members are Bradford M. Johnson, Lowell A. Hare, and A. J. Wells (Chairman). The Audit Committee held seven meetings during the year ended December 31, 2005. All members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”) listing standards. The oversight functions of the Audit Committee include: (i) the appointment of the Company’s independent registered public accounting firm, including pre-approval of audit and non-audit services; (ii) the review of the internal audit plan and results of the internal audits; (iii) the review of the adequacy of the Company’s financial reporting procedures; (iv) the review of the Company’s financial statements; (v) the review of the adequacy of the Company’s system of internal control; and (vi) establishing procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters. A copy of the Charter for the Audit Committee is included as Appendix A to this proxy statement, which sets forth in detail the functions of the Audit Committee, and appears on the Company’s website at www.fcbnm.com “Investor Relations.”

The Board of Directors has determined that all three audit committee members meet the definition of “Audit Committee Financial Expert,” as defined under applicable rules of the Securities and Exchange Commission, and “financially sophisticated” under Rule 4350(d) of the National Association of Securities Dealers, Inc.

The Audit Committee Report pursuant to Item 306 of Regulation S-K promulgated by the SEC under the Securities Act of 1933 and the Exchange Act appears in this proxy statement.

The Compensation Committee members are Herman N. Wisenteiner (Chairman), Nedra Matteucci, and Daniel H. Lopez, Ph.D. The Committee held seven meetings during the year ended December 31, 2005. The purpose of the Compensation Committee is to determine the compensation and benefits for executive officers of the Company. Each member of the Compensation Committee is a non-employee director and the Board of Directors has determined that Mr. Wisenteiner, Ms. Matteucci, and Dr. Lopez are independent as defined in Rule 4200(a)(15) of the NASD listing standards. During 2005, none of the Company’s executive officers served on the Board or Compensation Committee of another entity that had one of its executive officers serve as a director of the Company or a member of the Company’s Compensation Committee.

The Nominating Committee members are Lowell A. Hare, Nedra Matteucci, and Douglas M. Smith, M.D. (Chairman). The Committee held two meetings during the year ended December 31, 2005. The purpose of the Nominating Committee is to select candidates for nomination for election or to fill vacancies on the Board of Directors in accordance with Restated Articles of Incorporation and By-laws. A copy of the Charter for the Nominating Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.” All members of the Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD listing standards.

CORPORATE GOVERNANCE

The Board of Directors and management are committed to maintaining a corporate governance structure that meets or exceeds the requirements of the Sarbanes-Oxley Act of 2002 and the NASD listing rules requiring director and committee independence, a code of conduct for officers, directors and employees, and other corporate governance requirements. The Company has filed with the NASD the required certification that the Company has complied with the director and committee independence requirements and code of conduct requirements. The following corporate governance measures have been in place or are now in place:

Code of Ethics for Executive Officers. The Company’s Chief Executive Officer and Chief Financial Officer and all executive officers of the Company must execute the Company’s Code of Ethical Conduct for Senior Executive Officers, which has been filed with the Securities and Exchange Commission and posted on the Company’s website at www.fcbnm.com “Investor Relations.”

NASD Corporate Governance Rules. The Company has adopted a Code of Conduct for Officers, Directors and Employees as required for continued listing by NASD. The Code of Conduct is posted on the Company’s website at www.fcbnm.com “Investor Relations.”

The Company complies with the board of director and committee independence listing standards required by NASD rules. The Board of Directors has determined that it is composed of a majority of independent directors, and that the present membership of its Audit, Compensation, and Nominating committees are independent within the definition of NASD Rule 4200(a)(15).

The Board of Directors has scheduled regular meetings of independent directors. It has elected Bradford M. Johnson as Presiding Director for meetings of independent directors. The Company’s Audit, Compensation, and Nominating Committees are composed of independent directors. Its Audit Committee has audit committee financial experts as defined by Section 301 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules. The Audit Committee and Nominating Committee have charters which are posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Under the Audit Committee’s Charter, the Committee must approve all related party transactions (see “Certain Business Relationships”) as required by NASD. The Audit Committee reviews its Charter annually for effectiveness and currency.

The Nominating Committee, Nominating Process and Procedure for Shareholder Contact with Board of Directors. The Company has a Nominating Committee and is composed of independent directors. Under its Charter the Committee considers the following as minimum standards for selecting a nominee for election as a director: extensive business experience, accounting or legal experience, civic and business accomplishments, an established reputation in or knowledge of the locations and markets in which the Company operates, educational attainments, demonstrated skills, and the highest personal and professional integrity. The Company has not to date utilized the assistance of third party service providers to identify or evaluate candidates for nomination to its Board of Directors.

The Nominating Committee’s Charter and Procedures for Identifying and Evaluating Candidates for Director are available on the Company’s website at www.fcbnm.com.

The following is a description of the policy and procedures for shareholders who wish to recommend director nominees.

The Nominating Committee will identify and evaluate new candidates for election to the Board when a vacancy arises by reason of the resignation, retirement, removal, death or disability of an incumbent director, or by a decision of the Board to expand the size of the Board. If the Nominating Committee has determined to re-nominate an incumbent director for a position on the Board, it will not consider other recommendations for that position.

If a vacancy exists on the Board, the Nominating Committee will consider recommendations for directors submitted by its shareholders, in addition to soliciting recommendations for nominees from persons that the Nominating Committee believes are likely to be familiar with qualified candidates. Acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.

All shareholder nominating recommendations must be in writing, addressed to the Nominating Committee care of the Company’s corporate secretary at the Company’s principal headquarters, 7900 Jefferson NE, Albuquerque, New Mexico 87109. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered.

A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•	If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understandings regarding the nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company);

•	the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion, and to serve as a director of the Company, if nominated and elected;

•	the proposed nominee’s contact information for purposes of arranging any interview;

•	a description of all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination; and

•	a statement from the recommending shareholder regarding whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

The Nominating Committee must have both adequate time to consider a shareholder recommendation and current relevant information regarding a candidate. Accordingly, shareholders who wish to recommend a nominee for election as director at the next annual shareholders’ meeting should submit a completed form not earlier than December 15, of the year preceding the annual meeting and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was released to shareholders. No such recommendation has been received.

In making its selection, the Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company.

Shareholders who wish to nominate a person for election as a director at the annual meeting (as opposed to making a recommendation to the Nominating Committee) may do so in accordance with the Restated Articles of Incorporation, either in lieu of or in addition to making a recommendation to the Nominating Committee.

Process for Security Holders to Send Communications to the Board of Directors. The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board and any of the Directors c/o Secretary, 7900 Jefferson NE, Albuquerque, New Mexico 87109. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual Directors within a reasonable time after their receipt. A copy of this procedure is posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Attendance at Annual Meeting. The Company has a policy that each member of the Board of Directors should attempt to attend the Company’s annual meeting of shareholders in person or by telephone. In 2005, all nine of the then current directors attended the Company’s annual meeting of shareholders.

COMPENSATION OF DIRECTORS

For the year ended December 31, 2005, the Chairman of the Board of Directors was paid an annual fee of $12,000 (increasing to $15,000 in 2006) and a per-meeting fee of $1,500 (increased to $2,250 after July 2005) for board meetings and $750 (increased to $1,000 after July 2005) for committee meetings. Committee Chairs of the Audit Committee and the Compensation Committee were paid an annual fee of $10,000 (increasing to $12,000 in 2006), the Chair of the Nominating Committee and the Presiding Director of the Independent Directors were paid an annual fee of $8,000 (increasing to $12,000 in 2006), and each director who is not an employee of the Company (the “Outside Directors”) was paid an annual fee of $8,000 (increasing to $10,000 in 2006). Outside Directors, other than the Chairman, were paid per meeting fees of $1,250 (increased to $2,000 after July 2005) for board meetings and $750 (increased to $1,000 after July 2005) for committee meetings.

CERTAIN BUSINESS RELATIONSHIPS

Credit Transactions

The executive officers and directors of the Company and First Community Bank, and members of their immediate families and certain businesses, in which these individuals hold controlling interests, are customers of First Community Bank and it is anticipated that such parties will continue to be customers of First Community Bank in the future. Credit transactions with these parties are subject to review by First Community Bank’s Board of Directors and by the Company’s Audit Committee. All outstanding loans and extensions of credit by First Community Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2005, the aggregate balance of First Community Bank’s loans and advances under existing lines of credit to these parties was approximately $10.2 million or 0.67% of First Community Bank’s total loans. All payments of principal and interest on these loans are current. These loans represented 6.40% of the Company’s equity as of December 31, 2005. Prohibitions of loans to directors or executive officers under Section 402(a) of the Sarbanes-Oxley Act of

2002 do not apply to loans made or maintained by First Community Bank to Company officers and directors since First Community Bank is a financial institution insured by the F.D.I.C. and its loan activity is subject to the insider lending restrictions of the Federal Reserve Act.

Legal Services

Mr. DeLayo was a director of First Community Bank from 1988 through January 1992 and was a director of the Santa Fe Bank from March 1993 to June 1994. He was appointed as a director of the Company in November 1993, and elected chairman of the Board in July 2000. Mr. DeLayo acts as general counsel to the Company. Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C., are involved in representing the Company in loan, collection, and various other matters. The Company paid Mr. DeLayo’s firm approximately $136,000, $216,000, and $360,000 for its legal services in 2005, 2004, and 2003, respectively. The Audit Committee reviewed and approved the terms of Mr. DeLayo’s retention as comparable to other third-party, arms-length legal services transactions in the ordinary course of business and as fair to the Company.

Santa Fe Branch Location

The Downtown Santa Fe location was constructed on land owned by Horn Distributing Company. Mr. Herman Wisenteiner, a director of the Company, is the principal shareholder of Horn Distributing Company. The Company entered into a lease with Horn Distributing Company in 1995 for an initial term of 15 years that expires on December 31, 2010. Lease payments were approximately $79,000 for 2005, $76,000 for 2004, and $74,000 for 2003. In the opinion of management, the lease is on terms similar to other third-party commercial transactions in the ordinary course of business.

Denver, Colorado Loft Residence Lease

The Company has entered into a lease for the rental of a 1,787 square foot residential loft in downtown Denver, Colorado with Stanford Family Trust, LLC, whose managing members are Michael R. Stanford, C.E.O. of the Company, and his wife. The lease also provides for parking for two Company vehicles in the loft’s parking garage. The lease term commenced November 15, 2003, and renews on a year-to-year basis with an automatic renewal unless the Company gives 90 days notice of termination prior to the renewal. The Stanford Family Trust may terminate the lease on 30 days notice. Monthly lease payments for the loft are approximately $3,500 in monthly installments, with annual escalations of 2.5%. The Company pays an additional $130 per month for the two parking spaces in the loft garage. The Stanford Family Trust pays all utilities, taxes, insurance, and loft association fees. The Company installed a communications line at its expense. Mr. Stanford spends a portion of each month in Colorado in addition to other management employees which use the loft on a comparable basis for company business. During 2005, the loft was occupied more than 90% of its total occupancy by management employees, including Mr. Stanford, on the Company’s business. It is also used for Company related entertainment. The Company pays approximately 80% of the Stanford Family Trust’s debt service and other costs. The Company paid the Stanford Family Trust, LLC approximately $41,000 for 2005, $40,000 for 2004, and $3,000 for 2003. The Audit Committee reviewed and approved the lease of the loft and the renewal of the lease for 2005-2006 as comparable to other third-party, arms-length transactions in the ordinary course of business and as fair to the Company.

Proposed Branch Location Acquired In Acquisition

On January 3, 2006, the Company succeeded to the rights of Access Anytime BanCorp, Inc. (“Access”) to an Albuquerque branch location in the Journal Center development under a Real Estate Purchase Agreement dated May 28, 2004 with Journal Center Corporation (“Journal Center”). Journal Center is a wholly owned subsidiary of Journal Enterprises, Inc. Mr. Lowell A. Hare is Vice President and Chief Financial Officer of both Journal Center and Journal Enterprises, Inc. Access agreed with Journal Center that if Access did not commence construction by March 7, 2007 (18 months from closing) Journal Center had a six month option to repurchase the property from Access at its cost plus certain expenses. Prior to the closing of the Access merger, Journal Center and the Company, through First Community Bank, the Company’s subsidiary, agreed to extend the date for commencement of construction by six months to September 7, 2007. In return therefore, First Community Bank agreed that if Journal Center did not exercise its option, and First Community sold the branch property, the proceeds of the sale would be allocated equally between Journal Center and First Community, after deduction of expenses including certain infrastructure improvements. The Company’s Audit Committee approved the transaction, with abstention by Mr. Hare, as comparable to other third-party, arms-length transactions and as fair to the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 7, 2006, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, the Company believes that the stockholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is the Company’s address, 7900 Jefferson NE, Albuquerque, New Mexico 87109.

Name	Number of Shares Owned		Percentage of Shares Owned (1)
Beneficial owners of more than 5% of the outstanding Common Stock:
Wachovia Corporation One Wachovia Center Charlotte, NC 28288	1,158,821		6.58%

St. Denis J. Villere & Company, LLC 210 Baronne Street, Suite 808 New Orleans, LA 70112	1,118,339		6.35%

Franklin Resources, Inc. 1 Franklin Parkway San Mateo, CA 94403	891,346		5.06%

Directors and Executive Officers:
Michael R. Stanford	360,209	(2)	2.03%
H. Patrick Dee	228,786	(3)	1.29%
Leonard J. DeLayo, Jr.	191,456		1.09%
Bradford M. Johnson	500,024		2.84%
Douglas M. Smith, M.D.	67,860		*
Herman N. Wisenteiner	30,816		*
Lowell A. Hare	13,100		*
A. J. Wells	3,100		*
Nedra Matteucci	62,200		*
Daniel H. Lopez, Ph.D.	—		—
Christopher C. Spencer	32,903	(4)	*
Marshall G. Martin	4,446		*
All executive officers and directors as a group (12 persons)	1,494,900	(5)	8.36%

*	Less than 1%

(1)	Percentage of ownership is based on 17,604,634 shares of Common Stock outstanding as of April 7, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to that Common Stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(2)	Includes 60,000 shares that are subject to options exercisable at $5.75 per share, 15,000 shares that are subject to options exercisable at $3.00 per share, 45,000 shares that are subject to options exercisable at $15.71 per share, 40,000 shares that are subject to options exercisable at $16.07 per share, 18,785 restricted stock shares, and 32,937 unit shares held in the deferred compensation plan.

(3)	Includes 30,000 shares that are subject to options exercisable at $5.75 per share, 10,500 shares that are subject to options exercisable at $3.00 per share, 28,000 shares that are subject to options exercisable at $15.71 per share, 30,000 shares that are subject to options exercisable at $16.07 per share, and 8,636 restricted stock shares.

(4)	Includes 20,000 shares that are subject to options exercisable at $16.07 per share.

(5)	Includes 278,500 shares that are subject to options.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company during 2005, their positions, and their respective ages (as of April 7, 2006) are as follows:

Name	Position	Age
Michael R. Stanford	President, Chief Executive Officer, and Director	53

H. Patrick Dee	Executive Vice President, Chief Operating Officer, Treasurer, and Director	51

Theresa A. Gabel	Senior Vice President of Human Resources and Communications	57

James E. Warden	Senior Vice President of Branch Administration and Retail Services	48

Christopher C. Spencer	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	48

Marshall G. Martin	Executive Vice President, Secretary, and Corporate Counsel	67

Each officer of the Company serves at the discretion of the Board of Directors subject to the terms of their employment agreements. See “Employment Agreements.” Unless otherwise stated, the principal occupation of each executive officer has been the same for the past five years.

Michael R. Stanford. See “Nominees for Election at 2006 Annual Meeting.”

H. Patrick Dee. See “Current Directors Serving until 2007 Annual Meeting.”

Christopher C. Spencer, Senior Vice President and Chief Financial Officer of the Company, joined the Company in February 2003. Mr. Spencer is also a Senior Vice President and Chief Financial Officer of First Community Bank and a member of First Community Bank’s Board of Directors. Prior to joining the Company, Mr. Spencer was a senior manager with KPMG LLP in its Albuquerque office. Mr. Spencer joined KPMG LLP in 1982. Mr. Spencer has been actively involved in the Albuquerque community for many years serving on several non-profit boards.

Marshall G. Martin, Executive Vice President and Corporate Counsel, and Secretary, joined the Company in September 2003. Prior to joining the Company he was a senior partner in Hinkle, Hensley, Shanor & Martin, LLP, and was the Company’s principal corporate counsel. He served on the Company’s Board of Directors from June 1997 until his employment as corporate counsel. Mr. Martin is involved in a variety of civic organizations and activities.

Theresa A. Gabel, Senior Vice President of Human Resources & Internal Communications of the Company since 2002, joined First Community Bank in 1989. Ms. Gabel is also an Executive Vice President of First Community Bank and a member of First Community Bank’s Board of Directors. A graduate of Leadership New Mexico, she has attended the University of New Mexico and University of Colorado, receiving certifications in Human Resource Management and Training and Development. Community board affiliations include New Mexico Hispanic Cultural Center and West Mesa Medical Center.

James E. Warden, Senior Vice President of Branch Administration and Retail Services of the Company since 2002, joined First Community Bank in 1989 and became an Executive Officer of the Company in 2002. Mr. Warden is also an Executive Vice President of First Community Bank and a member of First Community Bank’s Board of Directors. Prior to joining the Company, Mr. Warden spent three years with ABQ Bank as a Vice President/Cashier.

Thomas E. Bajusz, Senior Vice President and Chief Credit Officer of the Company, joined the Company in 2002. Mr. Bajusz is also an Executive Vice President of First Community Bank and a member of First Community Bank’s Board of Directors. Mr. Bajusz resigned from the Company effective January 31, 2006.

Under a reorganization in January 2006, Ms. Gabel and Mr. Warden ceased to be executive officers of the Company. Due to the growth and changed structure of First Community Bank, their roles have changed. They continue as officers of First Community Bank. Mr. Spencer and Mr. Martin remain executive officers of the Company due to their policy roles in the Company.

There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

The following tables set forth the compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who received in excess of $100,000 in cash compensation for 2005, based on total annual salary and bonus.

	Annual Compensation							Long Term Compensation
Name & Principal Position	Year	Salary ($)		Bonus ($) (1)		Other ($) (2)		Stock Options Granted (#)	Restricted Stock Granted ($) (3) (4) (5)
Michael R. Stanford President and Chief Executive Officer	2005 2004 2003	$ $ $	375,000 350,000 325,000	$ $ $	187,500 132,055 60,000	$ $ $	23,297 52,147 50,731	— 200,000 90,000	$ $	65,469 — 340,130
H. Patrick Dee Executive Vice President and Chief Operating Officer, and Treasurer	2005 2004 2003	$ $ $	242,000 235,000 220,000	$ $ $	121,000 91,060 41,000	$ $ $	15,385 43,366 41,987	— 150,000 56,000	$ $	45,314 — 107,245
Thomas E. Bajusz Senior Vice President and Chief Credit Officer	2005 2004 2003	$ $ $	192,500 182,291 157,916	$ $ $	8,000 31,313 11,363	$ $ $	10,175 7,560 2,343	— 100,000 —		— — —
Christopher C. Spencer Senior Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	180,000 161,205 142,083	$ $	31,000 28,000 —	$ $ $	17,896 13,441 6,042	— 100,000 —		— — —
Theresa A. Gabel Senior Vice President of Human Resources and Communication	2005 2004 2003	$ $ $	145,000 130,004 115,833	$ $ $	25,000 16,025 11,154	$ $ $	7,409 4,543 3,640	— 30,000 —		— — —
James E. Warden Senior Vice President of Branch Administration and Retail Services	2005 2004 2003	$ $ $	150,000 134,170 115,833	$ $ $	15,000 25,488 10,075	$ $ $	15,924 12,500 11,190	— 30,000 —		— — —
Marshall G. Martin Executive Vice President and Corporate Counsel and Secretary	2005 2004	$ $	150,000 130,000		$12,000 —	$ $	6,545 4,084	— —		— —

(1)	Includes cash bonuses approved on January 20, 2006.

(2)	Includes bank owned life insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employees’ 401k plan, company vehicle usage, and dues.

(3)	All Restricted stock awards are valued as of the date of grant as follows: 6,376 shares granted on January 21, 2005 at $17.38 (Mr. Stanford 3,768 shares and Mr. Dee 2,608 shares) which vest 20% over five years; 3,000 shares granted on June 6, 2003 at $13.02 (Mr. Stanford 2,000 shares and Mr. Dee 1,000 shares) which vest 20% over five years; and 26,000 shares granted on October 31, 2003 at $15.71 (Mr. Stanford 20,000 shares and Mr. Dee 6,000 shares) which vest 25% over four years. Dividends are paid on the restricted stock.

(4)	The total number of shares of unvested restricted stock held on December 31, 2005 and the market value based on the closing market price of the Company’s common stock of $23.99 per share on that date were as follows: Mr. Stanford, 14,968 shares, $359,082; and Mr. Dee, 6,208 shares, $148,930.

(5)	On January 20, 2006, the Company granted restricted stock awards of 4,571 shares to Mr. Stanford and 2,950 shares to Mr. Dee. The restricted stock awards are valued at $23.79 as of the date of grant and vest 20% over five years; the table does not include these awards.

Aggregated Option Exercises in Fiscal Year

and Fiscal Year-End Options Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at 12/31/05 (#) Exercisable / Un-exercisable			Value of In-the-Money Options at 12/31/05 ($) (1) Exercisable / Un-exercisable
Michael R. Stanford	—	—	140,000	/	225,000	$1,940,575	/	$1,799,325
H. Patrick Dee	—	—	83,500	/	163,000	$1,118,450	/	$1,301,855
Theresa A. Gabel	3,000	64,470	43,200	/	27,000	$722,673	/	$213,975
James E. Warden	10,690	200,534	9,000	/	27,000	$133,215	/	$213,975
Thomas E. Bajusz	—	—	10,000	/	90,000	$79,250	/	$713,250
Christopher C. Spencer	—	—	10,000	/	90,000	$79,250	/	$713,250

(1)	The closing price of the Company’s Common Stock on December 31, 2005, was $23.99 per share.

Option/SAR Grants in Last Fiscal Year

(Individual Grants)

The Company did not grant any stock options or stock appreciation rights in fiscal year 2005 to any of the Named Executive Officers.

Executive Insurance

First Community Bank has purchased bank owned life insurance on various officers, including Messrs. Stanford, Dee, Spencer, and Martin. First Community Bank is the beneficiary of the policies with the officers entitled to a death benefit equal to one and one half times the officer’s salary as long as he or she is employed with First Community Bank. At December 31, 2005, the cash surrender value of all bank owned life insurance was $32.0 million.

Employment Agreements

The Company has Executive Employment Agreements (“Agreements”) with Michael R. Stanford and H. Patrick Dee, (“Executives”). The Company also has employment agreements with Christopher C. Spencer, and Marshall G. Martin (“Officers”).

The Agreements’ terms for the Executives are for three years and are automatically renewable unless the Company gives notice of non-renewal at least sixty days prior to the Agreements’ three-year anniversary date. The Agreements provide for an Executive’s Termination for Cause, termination other than for cause and benefits on termination, resignation, death or disability following a Change in Control. Termination for Cause exists if an Executive willfully fails to devote his full time to the Company’s business (other than due to illness, incapacity, vacations and incidental civic activities, and personal time), is convicted of a felony or crime involving dishonesty or breach of trust, participates in an act of fraud or theft, or makes unauthorized disclosures of confidential information resulting in significant injury to the Company or is the subject of state or federal regulatory action or is a substantial causative factor for such actions. In the event the Company terminates an Executive for cause, he is to receive earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination and cash equivalents of any earned Fringe Benefits. Resignation and termination of an Executive’s employment by death or disability prior to a Change of Control entitles the Executive or his estate to payment of earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination and cash equivalents of any earned Fringe Benefits. In the event the Company terminates an Executive other than for cause, the Executive is to receive earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination and cash equivalents of any earned Fringe Benefits, plus severance benefits in an amount equal to two times an Executive’s Base Salary and most recent Annual Bonus, and continuation of participation in certain Company Fringe Benefits with reimbursement for COBRA payments for continued medical benefits and insurance for the severance period to the extent incurred. The severance amounts payable for termination without cause are payable under an amendment effective February 1, 2005, within the taxable year in which the Officer terminates employment, or such later time as permitted under Section 409A of the Internal Revenue Code.

Under the terms of the Agreements, if during the twenty-four month period following a Change in Control, an Executive is terminated, resigns, or employment is terminated by death or disability, the Executive is to receive in a lump sum payment of the following: earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of employment termination and cash equivalents of any earned Fringe Benefits, plus severance benefits in an amount equal to three times his Base Salary and most recent Annual Bonus, continuation of participation in certain Company Fringe Benefits and any options to purchase the Company’s stock shall become fully vested and non-forfeitable.

“Change of Control” is defined to have occurred upon the following:

(i) A person (as that term is used in Section 13d of the Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having twenty five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least two-thirds of the members of the Board unaffiliated with that person;

(ii) Persons who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least two-thirds of all directors at any time during the period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Board in office immediately before the period and of the new and replacement directors so approved;

(iii) The adoption of any plan or proposal to liquidate or dissolve the Company; or

(iv) Any merger or consolidation of the Company unless thereafter (1) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee, or (2) the Company’s securities continue to represent or are converted into securities that represent more than 80 percent of the combined voting power of the surviving entity or transferee.

An Executive gains no rights under the Agreements if he, or any group of which the Executive is a member, is the person whose acquisition constituted the Change of Control.

“Base Salary” is an Executive’s annual salary as set by the Compensation Committee of the Board of Directors of the Company. “Annual Bonus” is the bonus amount determined for each fiscal year as determined by the Compensation Committee of the Board of Directors of the Company. “Fringe Benefits” are the fringe, welfare, 401(k) savings plan, deferred compensation plan, pension benefit, and incentive programs as adopted by the Company, vacation, life and disability insurance programs, and an automobile.

The Agreements provide that an Executive will be entitled to a gross-up payment if it is determined that any payment made under the Agreements are a parachute payment as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986 and subject to the excise tax imposed by Section 4999 of the Code. An Executive is not required to mitigate or reduce any payments due under the Agreements because of the Executive’s receipt of compensation from other sources. An Executive is bound by covenant not to compete and not engage in solicitation of Company customers for twelve months following the date of termination.

The Agreements also provide for the Company to pay an Executive’s legal fees incurred in any contest relating to the Agreements and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company’s Bylaws and Restated Articles of Incorporation. The Agreements replace the Executive Income Protection that formerly applied to the Executives.

The employment agreements for the Officers are similar to Messrs. Stanford’s and Dee’s Agreements. Under Mr. Spencer’s agreement, in the event of a termination other than for cause, the severance benefits are in an amount equal to Base Salary and Annual Bonus, and continuation of certain fringe benefits. Under an amendment effective February 1, 2005, severance payments are paid within the taxable year in which the Officer terminates employment, or such later time as permitted under Section 409A of the Internal Revenue Code. Mr. Martin’s employment agreement omits any severance provision other than for cause as inconsistent with the attorney-client relationship, but otherwise is the same form as the other Officers.

Under the terms of the agreements, if during the twenty-four month period following a Change in Control, an Officer is terminated, resigns, or employment is terminated by death or disability, the Officer is to receive in a lump sum payment of the following: earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of employment termination and cash equivalents of any earned Fringe Benefits, plus severance benefits in an amount equal to three times the Officer’s Base Salary and most recent Annual Bonus, continuation of participation in certain Company Fringe Benefits and any options to purchase the Company’s stock shall become fully vested and non-forfeitable.

There is no gross-up payment in the Officer’s agreements if it is determined that any payments made under the agreement are a parachute payment as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986 and subject to the excise tax imposed by Section 4999 of the Code.

The aggregate cost to the Company of the requirements for payments to the Executives and Officers under the Agreements (including the cost of early vesting under employee incentive plans) would not exceed $5.9 million.

Section 401(k) Plan

In 1991, the Company adopted a tax-qualified profit sharing 401(k) plan (the “Saving Plan”) covering all employees who have attained 21 years of age and have completed 90 days of service with the Company. Each participant in the Saving Plan may reduce his or her salary by as much as the lesser of 90% of his or her compensation or $14,000, in 2005. The dollar limit is adjusted each year for inflation. First Community Bank is required to make matching contributions of up to 50% of the first 6% of a participant’s deferred compensation up to a maximum of 3%. The Company may, but is not required to, contribute additional amounts to the Saving Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the Savings Plan year or who retired or died or were disabled during the Savings Plan year. The allocation is in proportion to the eligible participants’ compensation. During 2005, 2004, and 2003, First Community Bank made contributions to the Saving Plan of approximately $529,000, $402,000, and $361,000, respectively.

All contributions by a participant are 100% vested and non-forfeitable at all times. The Company’s contributions become 100% vested after three years of service with the Company. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Saving Plan. Distribution of a participant’s account under the Saving Plan normally occurs upon the participant’s retirement or the participant’s termination of employment with the Company.

Incentive Plans

The Company has adopted the 2003 Equity Incentive Plan (“2003 Plan”). Under 2003 Plan, as described in the discussion on Proposal 3 above, options or other stock related grants may be granted to key employees of the Company. As of April 7, 2006 options to purchase 1,264,200 shares of Common Stock were outstanding under the 2003 Plan.

The Company has assumed the Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan and the Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (“Access Plans”). Pursuant to the acquisition of Access Anytime Bancorp, Inc. on January 3, 2006, the Company assumed the 74,196 outstanding options from the Access Plans on the date of acquisition. Subsequent to the acquisition date of January 3, 2006, the Company filed a registration statement registering shares underlying the outstanding options. No further option issuances are to be made under the Access Plans. As of April 7, 2006 options to purchase 74,196 shares of Common Stock were outstanding under the Access Plans.

Deferred Compensation Plan

In March 2003, the Board of Directors approved and adopted the First State Bancorporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The purpose of the Deferred Compensation Plan is to recognize the valuable services performed by certain of its executive employees and non-employee Directors, and to encourage these employees to continue their employment with the Company and encourage the Directors to continue to serve on the Board of Directors of the Company. The Deferred Compensation Plan allows employees to contribute up to 50% of the employees’ base pay and 100% of the employees’ bonus compensation. Directors of the Company are allowed to contribute up to 100% of their compensation as a Director. In addition, an employee with a vested but unexercised stock award may elect to defer all or any portion of the stock award. The Deferred Compensation Plan also allows for contributions to employee accounts by the Company, which vest ratably over three years. All amounts contributed by employees or directors vest immediately. In the event of a change in control (as defined) or an employee’s death, disability, or retirement, all unvested amounts shall become immediately vested. Distributions from a participant’s vested account are made in installment or lump sum form when a participant terminates employment, retires, becomes disabled, or dies. A participant may also receive a distribution prior to those events on account of “hardship” beyond the participant’s control, or for any reason if the participant forfeits 10% of his or her vested account. The participant is foreclosed from future participation for a time following an in-service distribution. The

Company’s obligation to the participants in the Deferred Compensation Plan is an unfunded, unsecured promise to pay compensation in the future. All amounts contributed are subject to an underlying trust and shall be subject to the claims of the general creditors of the Company. The Company froze the Deferred Compensation Plan effective December 31, 2004 (i.e. no additional contributions are permitted) in response to uncertainties caused by Section 409A of the Internal Revenue Code enacted in late 2004.

Effective December 1, 2005, the Company established a new nonqualified deferred compensation plan in compliance with Code Section 409A for certain of its highly compensated or management employees. The new plan allows employees to contribute up to 50% of the employees’ base pay and 100% of the employees’ bonus compensation. All amounts contributed by employees vest immediately and amounts contributed by the Company vest ratably over three years. The Company’s obligation to the participants in the deferred compensation plan is limited to the balance in the deferred compensation plan. All amounts payable by the Company are in cash only. The deferred compensation plan is an unfunded, unsecured promise to pay compensation in the future. The Company’s expense for this plan totaled $65,000 in 2005. All amounts contributed are subject to an underlying trust and shall be subject to the claims of the general creditors of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

First State Bancorporation Compensation and Bonus Philosophy and Plan

The Compensation Committee has adopted the policy that the Company’s executives should be paid fairly for the positions they hold in view of the nature and size of the business that First State Bancorporation (“Company”) operates. The Company recognizes contributions toward the Company’s performance by its executive’s compensation levels, which are designed to attract, retain, and reward competent executives who share the objectives of the Company and its shareholders. The goal of the Committee is to ensure that the Company employs qualified, experienced executive officers whose financial interest is aligned with that of the shareholders. The Compensation Committee strives to provide a competitive total compensation program, pay fair market wages, and provide incentive and recognition programs to reward employees for the attainment of the annual business objectives.

There are three key elements to the Company’s compensation program for executives: base salary, performance-based annual bonus, and equity incentives under the 2003 Equity Incentive Plan. Base salaries for each of the executive officers other than the Chief Executive Officer of the Company are determined by taking into consideration performance, length of tenure with the Company, compensation by industry for comparable positions, and career achievements, and are based on the recommendation of the Chief Executive Officer.

The Company believes that its executives should have a vested interest in the performance of the Common Stock and, therefore, equity incentives are used as an integral part of creating incentives for executives. Incentive awards are used in order to align the benefits received by the executive officers with the appreciation realized by shareholders and are dependent upon individual performance, level of responsibility, and other relevant factors.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer of the Company should be consistent with the overall executive officer compensation structure and is set annually in connection with the Chief Executive Officer’s individual performance for the Company.

The following are the criteria used in making recommendations for the Chief Executive Officer’s compensation:

•	Continued growth of the Company and the corresponding growth in the Chief Executive Officer’s responsibility for the Company.

•	Compensation of the Chief Executive Officer relative to peer groups based on 3 year stock price performance, asset size, geographic location and similar growth patterns or results.

•	The Company’s capital and profitability in relation to regulatory guidelines.

•	Perceived representation of the banking organization in the communities it services.

•	Professional standing and reputation of the Chief Executive Officer in the financial services industry.

Bonus Plan

The First State Bancorporation Bonus Plan for the Company’s Chief Executive Officer and Chief Operating Officer is designed to reflect and reward the achievements of the Company’s most senior management by taking into account strategic planning, the Company’s long term success, its earnings growth and its share price.

The Compensation Committee Bonus Plan includes three key indicators. The criteria were adopted to enable the Board of Directors to adequately recognize contributions to growth whether it is a result of earnings or shareholder enrichment.

•	Earnings Growth

•	Asset Growth

•	Share Price

In addition, the Compensation Committee may find special circumstances justifying additional compensation or compensation to be awarded on a different basis.

Following is the proposed schedule of bonus criteria.

Category*	Target	Range of Results	Bonus Percentage
Earnings Per Share Growth	15%	8-11%	5%
		12-20%	12-20%
Asset Growth	15%	8-11%	5%
		12-20%	12-20%
Shareholder Value**	15%	8-11%	5%
(Paid in Restricted Stock)		12-20%	12-20%

*	The numbers are cumulative and not a weighted average

**	To calculate the year end gain or loss share price, an average of the current year December closing market prices are to be compared to the previous year average December closing market prices

The Committee reserves the right to reward additional, or special compensation to the executive officers outside of, or in addition to such compensation which may be payable pursuant to the policy and plan adopted by the Committee provided that, the Committee finds special circumstances justifying the additional compensation. In addition, the Committee also reserves the right to reduce compensation called for under the formula established by the Committee in the event special circumstances are determined.

Long Term Incentives

The Committee believes that the Company 2003 Equity Incentive Plan empowers the Committee to institute long term incentive compensation programs using stock options, restricted stock and other devices allowed under the Plan. Grants under the Plan emphasize long term successful performance of the Company from the perspective of the Company’s shareholders.

Example:

Suppose the three categories produced the following results:

Variable	Results	Resulting Bonus
Earnings Growth	9%	5%
Asset Growth	15%	15%
Shareholder Value	12%	12%

The total bonus would be (5% + 15% + 12%) or 32% of base salary with 12% of the bonus being represented in restricted stock.

The 15% growth target is based on the historical growth pattern of the Company. The focus of bonus compensation will be on an ongoing target basis, rather than from year-to-year.

Board Review

All recommendations of the Committee have been and are subject to review and approval of the Board of Directors.

Chief Executive Officer Compensation

The Committee believes the Chief Executive Officer’s 2005 compensation was consistent with the overall executive officer compensation structure and reviewed his compensation for fiscal year 2005 in connection with his individual performance for the Company. The following were some of the criteria used in making recommendations for the Chief Executive Officer’s compensation:

•	Continued growth of the Company and the corresponding growth in the Chief Executive Officer’s responsibility for the Company.

•	Compensation of the CEO relative to peer groups based on 3 year stock price performance, asset size, and geographic location.

•	The Company’s capital and profitability in relation to regulatory guidelines.

•	Perceived representation of the banking organization in the communities it services.

First State Bancorporation Compensation Committee

Herman N. Wisenteiner, Chairman	Nedra Matteucci

Daniel H. Lopez, Ph.D.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative shareholder return on the Company’s Common Stock since December 31, 2000, with the cumulative total return on the NASDAQ Total US Index and the SNL $1B-$5B Bank Index. The table below compares the cumulative total return of the Common Stock as of December 31, 2001, 2002, 2003, 2004, and 2005 assuming a $100 investment on December 31, 2000, and assuming reinvestment of all dividends. This data was furnished by SNL Securities LLC.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
First State Bancorporation	100.00	155.32	183.87	261.83	281.05	371.91
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibilities for the year 2005. Each member of the Committee meets the independence requirements under the rules of Nasdaq, the listing standards applicable to the Company. The purpose and responsibilities of the Committee are elaborated in a written Committee Charter, which is reviewed and evaluated annually by the Committee. The current Charter adopted by the Board on April 15, 2003, and amended October 20, 2005, appears in Appendix A and on the Company’s website at www.fcbnm.com “Investor Relations.”

Management of the Company has primary responsibility for the financial statements and the overall reporting process, including the Company’s system of internal controls for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm (KPMG LLP) is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence.

The Audit Committee met with management periodically to discuss the consolidated financial statements of the Company as of and for the year ended December 31, 2005, the quarterly unaudited financial statements of the Company during 2005 and the adequacy of the Company’s internal control over financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, each of whom had unrestricted access to the Audit Committee. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG LLP regarding KPMG LLP’s independence as required by Independence Standards Board Standard No. 1 and considered the compatibility of the services provided by KPMG LLP with KPMG LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2005.

First State Bancorporation Audit Committee

A. J. (Jim) Wells, Chairman	Bradford M. Johnson	Lowell A. Hare

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2005 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at the Annual Meeting of the Company in the year 2007 must be received at the principal executive offices of the Company, 7900 Jefferson NE, Albuquerque, New Mexico 87109 on or before December 31, 2006, in order to be considered for inclusion in the year 2007 proxy statement and proxy.

The Company’s Restated Articles of Incorporation require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to the Company’s Board of Directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the Annual Meeting, except that if less than 45 days notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the Annual Meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a shareholder’s notice must set forth the matter to be brought before the meeting or all information required to be disclosed in solicitation of proxies for election of directors, or as otherwise required by applicable law. The shareholder must comply with applicable requirements of the Exchange Act. A notice of nomination of persons for election to the Board of Directors must specify information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Please also see “Corporate Governance” for additional information on any nominations by shareholders.

OTHER BUSINESS

All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

By order of the Board of Directors
FIRST STATE BANCORPORATION

Michael R. Stanford
President and Chief Executive Officer

Shareholders are requested to sign, date, and promptly return the enclosed proxy card in the enclosed envelope.

Shareholders may receive a copy of the 2005 Annual Report on Form 10-K by contacting the Company’s Investor Relations Department at (505) 241-7111.

Appendix A

FIRST STATE BANCORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(Adopted April 15, 2003, as amended October 20, 2005)

AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee has the following purposes:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, fiduciary responsibilities, and legal and regulatory compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal audit department.

•	Provide an avenue of communication among the independent auditors, management, the internal audit department, and the Board of Directors.

•	Review areas of potential significant financial risk to the Company.

•	Prepare the Report of the Audit Committee for delivery with the Company’s proxy statement.

•	Report the results and conclusions resulting from all its review activities, together with its recommendations for action, to the Board of Directors at their next meeting subsequent to that of the Committee.

The Audit Committee has the authority to conduct or authorize any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as any employee of First State Bancorporation or its subsidiary. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

AUDIT COMMITTEE MEMBERSHIP AND PROCEDURES

The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall either designate one member as chairperson or delegate the authority to designate a chairperson to the Audit Committee. For the purposes hereof, the term “independent” shall mean a director who meets the definition of “independence,” under the requirements of the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers (“NASD”), as determined by the Board. Each member of the Company’s Audit Committee must be financially literate at the time of appointment, and at least one member of the Audit Committee shall have accounting or related financial management expertise, as provided by rules of the NASD and the SEC, and by the listing standards of the NASDAQ Stock market.

If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Committee shall meet at least four times annually, or more frequently as circumstances dictate either in person or telephonically. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Audit Committee present in person or by telephone shall constitute a quorum.

The Committee shall meet privately in executive session at least annually with management, the director of the internal audit department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, will communicate with management and the independent auditors quarterly, to review the Company’s financial statements and significant findings based upon the auditor’s review procedures.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

The Company’s executive management bears primary responsibility for the Company’s financial and other reporting, for establishing the system of internal controls and for ensuring compliance with laws, regulations and Company policies. The Audit Committee’s responsibilities and related key processes are described below. From time to time, the Audit Committee may take on additional responsibilities, at the request of the Board of Directors.

Relationship with Independent Auditors. The Committee shall bear primary responsibility for overseeing the Company’s relationship with its independent auditors. In carrying out this responsibility, the Committee shall:

•	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the independent auditing firm. In this regard, the Audit Committee shall have the sole authority to (i) appoint and retain, subject to ratification by the Company’s stockholders, (ii) determine the funding for, and (iii) when appropriate, terminate, the independent auditing firm, which shall report directly to the Audit Committee.

•	Approve in advance all audit services to be provided by the independent auditing firm, including any written engagement letters related thereto. (By approving the audit engagement, the audit service contemplated in any written engagement letter shall be deemed to have been pre-approved.)

•	Establish policies and procedures for the engagement of the independent auditing firm to provide permissible non-audit services, which shall require pre-approval by the Audit Committee of all permissible non-audit services to be provided by the independent auditing firm.

•	Determine, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence; obtain and review a report by the outside auditing firm describing any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor; discuss with the outside auditing firm any disclosed relationships or services that may impact the objectivity and independence of the auditor; and present to the Board of Directors the Audit Committee’s conclusions with respect to the independence of the outside auditing firm.

•	Review any representation letter that management provides to the outside auditing firm.

•

Review and discuss with the outside auditing firm: (i) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditing firm’s activities or access to requested information, and any significant disagreements with management; and (ii) any reports of the outside auditing firm with respect to interim periods.

Financial Reporting. The Committee shall review the preparation by management of the Company’s quarterly and annual financial reports. In carrying out this responsibility, the Committee shall:

•	Review and discuss with management and the independent auditing firm the annual audited and quarterly unaudited financial statements of the Company, including: (i) an analysis of the auditors’ judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the development, selection and reporting of accounting policies that may be regarded as critical; and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

•	Review quarterly financial press releases and recommend publication to the Board, if appropriate.

•	Recommend to the Board based on the review and discussion described above, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review, with the legal counsel for the Company, material pending legal proceedings involving the Company and other contingent liabilities.

•	Annually prepare the Report of the Audit Committee to shareholders as required by the SEC. The report should be delivered with the Company’s annual proxy statement to shareholders.

Internal Controls. The Committee reviews the internal controls of the Company and in furtherance thereof shall:

•	Periodically review and discuss the adequacy of the Company’s internal controls, any significant deficiencies in internal controls, and significant changes in such controls.

•	Review and approve the internal audit plan, internal audit budget, risk assessment and internal audit manual.

•	Review and discuss with the principal internal auditor of the Company and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program. Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

•	Review and discuss with management and the outside auditors any material financial or non-financial arrangements of the Company which do not appear in the financial statements of the Company.

Internal Audit Department, Legal and Regulatory Compliance. The Committee shall have responsibility for determining that the Internal Audit Department is effectively discharging its responsibilities. In carrying out this responsibility, the Committee shall:

•	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

•	Review the performance, and replacement of the senior internal audit executive. The internal audit department shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Committee. Changes in the senior internal audit executive shall be subject to Committee approval. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

•	On at least an annual basis, review with the Company’s legal counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities. The committee shall have the following additional responsibilities:

•	Review and approve, if appropriate, any related party transactions involving directors or executive officers of the Company.

•	Establish procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

•	Establish policies for the hiring of employees and former employees of the outside auditing firm.

•	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or Board deems necessary or appropriate.

•	Evaluate annually the performance of the Internal Audit Department and the adequacy of the Audit Committee Charter based upon a self assessment of the Committee.

•	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the forgoing activities.

Limitation on Audit Committee’s Role. While the Committee has the responsibilities and duties set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures in connection therewith are complete, accurate and in accordance with generally accepted accounting principles and applicable law and regulation. These are the responsibilities of the Company’s management. The responsibilities of the Company’s independent auditors are contained in the independent auditor’s retention agreement with the Company.

White Proxy Card

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

Revocable Proxy

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of First State Bancorporation held of record by the undersigned on April 25, 2006, at the annual meeting of shareholders to be held on June 2, 2006, or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all nominees” in Item 1 and “FOR” Items 2, 3, and 4.

PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

The Board of Directors Recommends a vote “FOR all nominees” in Item 1 and “FOR” Items 2, 3, and 4.

Item 1—ELECTION OF DIRECTORS

Michael R. Stanford	Lowell A. Hare	Daniel H. Lopez, Ph.D.

A.J. (Jim) Wells	Nedra Matteucci

☐ FOR all nominees	☐ FOR all nominees except To withhold authority to vote for any individual nominee, Mark “FOR all nominees except” and write the nominee’s name on the line below.
☐ WITHHOLD AUTHORITY for all nominees

Item 2—PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMMON STOCK ISSUABLE BY THE COMPANY FROM 20,000,000 SHARES TO 50,000,000 SHARES.

☐ For                    ☐ Against                    ☐ Abstain

Item 3—PROPOSAL TO APPROVE AN AMENDMENT TO THE FIRST STATE BANCORPORATION 2003 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT FROM 1,500,000 SHARES TO 2,000,000 SHARES.

☐ For                    ☐ Against                    ☐ Abstain

Item 4—PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2006.

☐ For                    ☐ Against                    ☐ Abstain

Please mark, sign, date, and return the proxy card promptly, in the enclosed envelope.

Date

Signature

Signature if held jointly

Title

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.